Exhibit 99.1  -   Lee Enterprises, Incorporated News Release announcing the election of William T. Masterson, Jr. as Vice President-Newspapers

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises elevates Bill Masterson to Publishing VP

DAVENPORT, Iowa (September 28, 2012) — Bill Masterson Jr., publisher of The Times Media Company of Northwest Indiana and a group publisher for Lee Enterprises, Incorporated (NYSE: LEE), has been promoted to vice president of publishing.
Bill Masterson
In his new role, he will continue as publisher in Northwest Indiana and will join three other publishing vice presidents who oversee Lee’s print and digital operations in more than 50 markets across 23 states. He succeeds  Michael R. Gulledge, who has taken leadership of Lee’s companywide sales and marketing initiatives.

“Bill exudes enthusiasm, energy and innovation, and he leads convincingly by example,” said Mary Junck, Lee chairman and chief executive officer. “He embodies our company’s core values of advancing strong local news coverage, delivering indispensable value for customers and providing meaningful community leadership. Also, publishers throughout our company have benefited from sales and audience programs he and his teams have developed.”

Masterson, 51, joined Lee in 2000 as publisher of the Rapid City Journal in South Dakota. He advanced to publisher in Northwest Indiana in 2006 and became a group publisher in 2011, also overseeing Lee operations in Kentucky, South Carolina and South Dakota.

Among his comments: “I am extremely excited to assume these additional duties that allow me to continue to live in Northwest Indiana while playing a larger role in the direction we take our company during these exciting and innovative times.”

He has held the title of publisher for nearly 25 years, first named to that position at age 27 as publisher of the Black Hills Pioneer in Spearfish, South Dakota. He began his newspaper career as a carrier for the Daily Oklahoman in Oklahoma City, where in 1976 he was selected as Parade magazine’s Young Columbus Carrier of the Year and was awarded the key to the city of Lawton, Oklahoma.

During his time as publisher of the Rapid City Journal, the newspaper received a Lee President’s Award for news coverage, and in 2004 he was individually honored with a Lee President’s Award for Innovation for his efforts to sell political advertising. Among many community and industry activities in Rapid City, he served on the board of directors for the South Dakota Newspaper Association for seven years and was president in 2002.

Since coming to Northwest Indiana, Masterson has been active with efforts to unite a diverse region. He was responsible for creating a movement called “One Region: One Vision,” bringing together leaders of the many varied interests of the area. He also serves on the executive board of directors for the Barden Gary Foundation and the Boys & Girls Clubs of Northwest Indiana, where he is leading a campaign to build a new Boys & Girls Club and Community Center in Gary. The Times was recognized in 2008 as the fastest-growing English-language newspaper in the country. In 2008 and 2010, The Times received three Lee President’s Awards and in 2010 was honored as Lee’s “Enterprise of the Year.” In 2011, The Times

was chosen as one of the top 10 newspapers in the country that “Do it Right” by industry trade magazine Editor & Publisher.

He and his wife, Julie, reside in Valparaiso, Indiana. They have six children and three grandchildren.

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 48 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 23 states. Lee's newspapers have circulation of 1.3 million daily and 1.6 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 22.2 million unique visitors in June 2012. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

Contact: dan.hayes@lee.net, (563) 383-2100

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